Exhibit 99.1

TerreStar Updates Launch Timetable

Reston, VA - June 8, 2009 – TerreStar Networks Inc. (TerreStar), a majority owned subsidiary of TerreStar Corporation (TSTR), today announced that the launch of TerreStar-1 has been rescheduled for a July 7-12, 2009 window to permit additional time to ensure that an on-orbit anomaly that occurred recently on another operator’s satellite has no bearing on the flight worthiness of TerreStar-1.

“While our vendors have assured us that TerreStar-1 is ready to launch, we believe this short delay may provide a window for additional data to verify that TerreStar-1, including its 18 meter reflector, is unaffected by the anomaly reported by another operator’s S Band satellite,” Dennis Matheson, CTO of TerreStar said.

Arianespace, TerreStar-1’s launch services provider, has agreed to this updated launch schedule.

“Throughout the construction of TerreStar-1 we have emphasized quality and certainty over speed.  Today’s revised launch schedule is another example of our commitment to eliminate unnecessary risks when we can,” said Jeffrey Epstein, President of TerreStar.

Final authorization of the updated launch date is subject to FCC approval of a new launch milestone. No change to the August 30 FCC/Industry Canada operational milestone is necessary.

An updated countdown clock and pictures of TerreStar-1 as it is prepared for launch, are available at www.terrestar.com.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable and secure satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.   TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media Contact:
Kelly Adams, TerreStar Networks
703.483.7966
Kelly.Adams@terrestar.com